U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               We hereby consent to the use, in this registration statement of Lightscape Technologies Inc. on Form S-1, Post-Effective Amendment No. 1 (File No. 333-152428), filed on or about May 12, 2010, of our audit report dated April 19, 2010 on the consolidated financial statements of Lightscape Technologies Inc. and subsidiaries as of and for the nine months ended December 31, 2009 and the year ended March 31, 2009.

               We also consent to the use of our name and the reference to us under the “Experts” section of the registration statement.

/s/ MSPC
MSPC Certified Public Accountants and Advisors, A Professional Corporation

New York, New York
May 12, 2010